EXHIBIT 10.04

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of December 18, 2003 between SWANK, INC., a Delaware corporation with an address at 90 Park Avenue, New York, New York 10016 (the "Corporation"), and ERIC P. LUFT, residing at 15 Fenimore Lane, Huntington, New York 11743 ("Employee").

W I T N E S S E T H:

                    WHEREAS, Employee has been in the employ of the Corporation for more than 20 years; and

                    WHEREAS, Employee and the Corporation are parties to an Employment Agreement dated April 1, 2000 (the "Original Employment Agreement") and wish to amend certain provisions of the Original Employment Agreement and to restate the Original Employment Agreement, as so amended, in its entirety.

                    NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Corporation and Employee hereby agree as follows:

                    1.   Employment and Term.

                    The Corporation hereby employs Employee, and Employee hereby accepts employment by the Corporation, on the terms and conditions herein contained, to perform the duties described in paragraph 2 for a term (the "Employment Term") commencing on April 1, 2000 (the "Commencement Date") and, subject to the remaining provisions of this Agreement, ending on June 30, 2004. On June 30, 2004 and on each subsequent June 30, the Employment Term, as previously extended, if applicable, automatically shall be extended, subject to the remaining provisions of this Agreement, for an additional period of one (1) year, from and including the next July 1 to and including June 30 of the following calendar year, unless either Employee or the Corporation shall give the other party not less than thirty (30) days' written notice prior to June 30, 2004, or any such subsequent June 30, as the case may be, that the Employment Term shall not be so extended. In the event that either party shall give the other such written notice, the Employment Term, as previously extended, if applicable, shall not be further extended beyond the then current expiration date of this Agreement and, except for those provisions of this Agreement that by their respective terms survive the termination or expiration hereof, this Agreement shall terminate on such expiration date.

                    2.   Duties.

                     (a)  During the Employment Term, Employee shall serve as a Senior Vice President of the Corporation. Employee will perform such duties and responsibilities as from time to time shall be designated in good faith by the Corporation's President and/or its Board of Directors, which duties and responsibilities shall be in accordance with past practice, and shall report to, and shall be subject to the direction and supervision of, the President of the Corporation. Employee shall serve the Corporation faithfully and to the best of his ability and will devote his full business time and attention to the business and affairs of the Corporation and its subsidiaries except during vacation periods and periods of illness or incapacity.

                     (b)  The Corporation and Employee acknowledge and agree that, while the duties of Employee under this paragraph 2 are presently intended primarily to be performed at the Corporation's offices located in the metropolitan New York City area (presently 90 Park Avenue, New York, New York 10016), Employee shall spend such time at the Corporation's other offices, including those offices located in Massachusetts, and otherwise travel in furtherance of the business of the Corporation or the performance of Employees duties and responsibilities hereunder, as the Board of Directors or the Corporation's President shall deem necessary, in accordance with past practice.

                    3.   Compensation and Benefits.

                     (a)  During the Employment Term, in consideration for the full and complete performance by Employee of his duties and obligations under this Agreement, the Corporation agrees to pay Employee a salary ("Base Salary") at the rate of (i) $180,000 per year through and including December 31, 2003 and (ii) $144,000 per year thereafter, in each case payable in accordance with the Corporation's regular pay intervals for its executive officers or in such other manner as shall be mutually agreeable to Employee and the Corporation. The Corporation's Board of Directors may, in its discretion, at any time and from time to time, increase the Base Salary for Employee and grant Employee other compensation in addition to that provided for hereby (in that regard, consistent with past practices, Employee will be considered by the Corporation for a salary increase and annual bonus compensation at the same time as the other executive officers of the Corporation are considered for a salary increase and such bonus compensation). The Base Salary described herein and other amounts payable to Employee hereunder are, in each case, a gross amount, and Employee acknowledges and agrees that the Corporation shall be required to withhold, and such Base Salary and other amounts shall be reduced by, deductions with respect to applicable federal, state and local taxes, FICA, unemployment compensation taxes and other required taxes, assessments and withholdings.

                     (b)  During the Employment Term, in consideration for the full and complete performance by Employee of his duties and obligations under this Agreement, the Corporation also agrees to pay Employee, for each calendar year during the Employment Term, commission compensation ("Commissions") in an amount equal to (i) for the period to and including December 31, 2002, the greater of (A) $160,000 or (B) sum of (1) .0023 times (I) net sales (as such term is defined in accordance with the commission arrangement between Employee and the Corporation for fiscal 1999) of the men's division of the Corporation (other than sales to Target Stores) and (II) net sales of the Corporation of small leather goods only to Target Stores, plus (2) .003 times net sales of the men's special markets division of the Corporation, (ii) for the period from and including January 1, 2003 to and including December 31, 2003, the greater of (A) $160,000 or (B) commission compensation calculated and payable in accordance with the gross margin commission arrangement previously agreed upon between Employee and the Corporation for such period, or (iii) for the period from and including January 1, 2004 and at all times thereafter, the greater of (A) $128,000 or (B) commission compensation calculated and payable in accordance with the gross margin commission arrangement between Employee and the Corporation as the same may be in effect from time to time.

                     (c)  During the Employment Term, Employee shall be entitled to participate in any retirement, medical payment, disability, health or life insurance and other similar benefit plans and arrangements which may be or become available to executive officers of the Corporation in general; provided, that Employee shall be required to comply with the conditions attendant to coverage by such plans and arrangements and shall comply with, and be entitled to benefits only in accordance with, the terms and conditions of such plans and arrangements.

                     (d)  Employee shall be entitled to reimbursement for expenses reasonably incurred by him in furtherance of the business of the Corporation and in the performance of his duties hereunder, on an accountable basis with such substantiation as the Corporation may at the time require from its executive officers.

                     (e)  During the Employment Term, the Corporation shall continue to provide Employee with an automobile consistent with the current arrangement with Employee and, upon the expiration of the current lease for such automobile, the Corporation shall lease or otherwise provide Employee with an automobile of equal value to that currently leased by the Corporation and provided to Employee.

                     (f)  Employee shall be entitled to four (4) weeks vacation in each year during the Employment Term. Such vacation shall be taken at such time or times as may be mutually agreed upon by the Corporation and Employee and in accordance with the vacation policies and procedures for employees of the Corporation as in effect from time to time.

                    4.   Termination for Disability or Death.

                     (a)  If, during the Employment Term, in the good faith judgment of the Corporation's Board of Directors, Employee shall, because of physical or mental illness or incapacity, become unable to perform the duties and services required of him pursuant to this Agreement for a period of 120 consecutive days or for a period of 150 days in any 365-day period, the Corporation may, upon prior written notice given at any time after the expiration of such 120-day period or 150-day period, as the case may be, to Employee of its intention to do so, terminate this Agreement and the Employment Term to such date as may be set forth in such notice. In case of such termination, Employee shall be entitled to receive (i) his Base Salary through the end of the month in which this Agreement and the Employment Term shall be terminated, (ii) accrued but unpaid Commissions through the termination date, (iii) bonus compensation, if any, that shall have been awarded to Employee prior to such termination, but not paid to him prior to such termination, plus (iv) an amount equal to (A) for the period to and including December 31, 2003, the sum of (1) $160,000 plus (2) one year of his Base Salary in effect on the date of termination, or (B) for the period commencing January 1, 2004 and at all times thereafter, the sum of (1) $128,000 plus (2) one year of his Base Salary in effect on the date of termination (such amount, the "Severance Base Amount"). The payment of the Severance Base Amount provided for in clause (a)(iv) shall be payable in installments in accordance with the Corporation's regular pay intervals for its executive officers or in such other manner as shall be mutually agreeable to Employee and the Corporation. The foregoing amounts shall be in addition to amounts, if any, that shall be payable to Employee upon his illness or incapacity under any disability insurance policy or other disability plan of the Corporation.

                     (b)  If, during the Employment Term, Employee shall die, Employee's legal representatives shall be entitled to receive (i) his Base Salary through the end of the month in which his death shall occur, (ii) accrued but unpaid Commissions through the date of his death, (iii) bonus compensation, if any, that shall have been awarded to Employee prior to his death, but not paid to him prior to his death, plus (iv) an amount equal to the Severance Base Amount. The payment of the Severance Base Amount provided for in clause (b)(iv) shall be payable in installments in accordance with the Corporation's regular pay intervals for its executive officers or in such other manner as shall be mutually agreeable to Employee's legal representatives and the Corporation. If Employee shall die after the Employment Term but during any period in which Employee shall be entitled to receive amounts under paragraph 5(b) hereof, Employee's legal representatives shall be entitled to receive all amounts that Employee would have been entitled to receive under paragraph 5(b).

                    5.   Termination by Corporation; Expiration of the Employment Term; Change of Control.

                     (a)  The Corporation may terminate this Agreement and the Employment Term, without liability other than for payment of accrued but unpaid Base Salary and Commissions through the date this Agreement shall terminate and the Employment Term ends, "for cause." The term "for cause" shall mean (i) a willful refusal or failure (after not less than 14 days notice by the Corporation to Employee that such refusal or failure will result in termination of this Agreement and the Employment Term) by Employee to perform, to the satisfaction of the President or the Board of Directors, determined in good faith, any duties or responsibilities assigned to Employee, (ii) a breach in any material respect by Employee of a term or provision of this Agreement which is not cured within 14 days after notice of such breach shall have been given to Employee by the Corporation, (iii) the commission by Employee of an act involving moral turpitude, dishonesty, theft, misappropriation of assets, or unethical business conduct, or any other conduct of Employee which materially impairs or harms the reputation, or is otherwise to the material detriment, of the Corporation, or any of its subsidiaries or affiliates, or which could reasonably be expected to materially impair or harm the reputation, or be to the material detriment, of the Corporation, (iv) the use of illegal drugs or prohibited substances, (v) excessive drinking which, in the good faith judgment of the President or the Board of Directors, impairs Employee's ability to perform his duties and responsibilities hereunder, (vi) the conviction of Employee of, or the pleading of nolo contendere by Employee to, any felony, or a misdemeanor involving any of the acts referred to in clause (a)(iii) above, or the admission by Employee thereto, or (vii) the breach by Employee of a fiduciary duty or fiduciary obligation to the Corporation or any of its subsidiaries or affiliates.

                     (b)  The Corporation may also terminate this Agreement and the Employment Term at any time without cause. In the event of such termination on or prior to December 31, 2003, and provided Employee shall not at any time be in violation of paragraph 6 hereof, the Corporation shall pay to Employee during the period commencing on the termination date of this Agreement and the Employment Term and ending on March 31, 2006, in lieu of all other compensation from the Corporation (except as otherwise provided in this paragraph 5(b) or in paragraph 5(c) below), an amount at the rate of $340,000 per annum (plus such per annum amount equal to any increase in Employee's per annum Base Salary over and above $180,000). In the event of such termination on or after January 1, 2004, and provided Employee shall not at any time be in violation of paragraph 6 hereof, the Corporation shall pay to Employee, in lieu of all other compensation from the Corporation, an amount equal to the sum of (i) the product of (A) $272,000 times (B) a fraction, the numerator of which shall be the number of whole months in the period from and including the immediately preceding July 1 to and including the last day of the calendar month immediately preceding the termination of this Agreement and the Employment Term, and the denominator of which shall be 12, plus (ii) an amount equal to the Severance Base Amount. The applicable sums described in the immediately two preceding sentences of this paragraph 5(b) shall be payable in installments in accordance with the Corporation's regular pay intervals for its executive officers or in such other manner as shall be mutually agreeable to Employee and the Corporation. In such event, Employee shall also be entitled to receive accrued but unpaid Commissions through the termination date and bonus compensation, if any, that shall have been awarded to Employee prior to such termination, but not paid to him prior to such termination. In the event that the Employment Term shall not be extended pursuant to paragraph 1 of this Agreement due to the giving of notice by the Corporation to Employee, the expiration of the Employment Term shall be considered to be a termination by the Corporation without cause for purposes of this paragraph 5(b), but in lieu of the sum described above, Employee shall be entitled to receive only the Severance Base Amount, which shall be payable in installments as set forth above.

                     (c)  Notwithstanding anything contained in this Agreement to the contrary, in the event that Employee's employment with the Corporation and/or its subsidiaries and affiliates shall terminate and he shall be entitled to receive amounts under that certain Termination Agreement effective January 1, 1999 between the Corporation and Employee (as the same may be amended, modified or supplemented, and together with any successor agreements, the "Termination Agreement"), at Employee's option, Employee shall be entitled to receive either (i) the amounts, if any, to which he may be entitled under this Agreement in respect of such termination, or (ii) the amounts to which Employee may be entitled to receive under the Termination Agreement, but not both amounts. Employee shall exercise his option by giving the Corporation written notice thereof in accordance with the terms and conditions of this Agreement not later than 14 days after such termination; provided, that if Employee shall not give such notice, Employee shall be considered to have opted for the amounts referred to in clause (c)(ii) in lieu of the amounts referred to in clause (c)(i).

                     (d)  For a period of fifteen (15) days from and after the occurrence of a Change of Control (as hereinafter defined) during the Employment Term, Employee shall have the right, exercisable by written notice to the Corporation pursuant to this Agreement, to terminate this Agreement. Such termination shall be effective upon the giving of such notice to the Corporation. Upon such termination, and in lieu of any other amounts to which Employee may be entitled to receive from the Corporation, Employee shall only be entitled to receive payment of accrued but unpaid Base Salary and Commissions through the date this Agreement shall so terminate. For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if both (1) (i) there has occurred a change in control as the term "control" is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934 as in effect on the date hereof (the "Exchange Act"); (ii) when any "person" (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), except for any employee stock ownership plan or trust (or any of the trustees thereof) of the Corporation, becomes a beneficial owner, directly or indirectly, of securities of the Corporation representing twenty-five (25%) percent or more of the Corporation's then outstanding securities having the right to vote on the election of directors; (iii) during any period of not more than two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals (other than Employee) who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clauses (1) (i), (ii), (iv), (v), (vi) or (vii) of this definition) whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were either directors at the beginning of the period or whose election or nomination for election was previously approved, cease for any reason to constitute at least seventy-five (75%) percent of the entire Board of Directors; (iv) when a majority of the directors (other than Employee) elected at any annual or special meeting of stockholders (or by written consent in lieu of a meeting) are not individuals nominated by the Corporation's incumbent Board of Directors; (v) if the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the holders of voting securities of the Corporation outstanding immediately prior thereto being the holders of at least eighty (80%) percent of the voting securities of the surviving entity outstanding immediately after such merger or consolidation; (vi) if the shareholders of the Corporation approve a plan of complete liquidation of the Corporation; (vii) if the shareholders of the Corporation approve an agreement for the sale or disposition of all or substantially all of the Corporation's assets; and (2) John Tulin shall no longer be the chief executive officer of the Corporation.

                    6.   Certain Covenants and Agreements.

                     (a)  In consideration of Employee's employment hereunder, Employee agrees that during the Employment Term and for a period of one year (in the event of the expiration or termination of the Employment Term on or prior to December 31, 2003) or for a period of six (6) months (in the event of the expiration or termination of the Employment Term on or after January 1, 2004) after the Employment Term expires or is earlier terminated, as the case may be, other than in the event of a termination by Employee under paragraph 5(d), Employee will not directly or indirectly (i) solicit, induce or entice for employment, retention or affiliation, recommend to any corporation, entity or other person the solicitation, inducement or enticement for employment, retention or affiliation of, or employ, retain or affiliate with, any employee, consultant, independent contractor or other person employed or retained by, or affiliated with, the Corporation, or any of its subsidiaries or affiliates, (ii) engage in any activity intended to terminate, disrupt or interfere with the Corporation's or any of its subsidiary's or affiliate's relationship with any customer, supplier, lessor or other person or entity, or (iii) engage or participate in, or have any interest in any corporation, person, or other entity, that engages or participates in any business or activity engaged or participated in by the Corporation on date of termination of the Employment Term. For purposes of this paragraph 6(a), Employee will be deemed directly or indirectly to be engaged or participating in the operation of such a business or activity, or to have an interest in a corporation, or other person or entity, if he is a proprietor, partner, joint venturer, shareholder, director, officer, lender, manager, employee, consultant, advisor or agent, or if he, directly or indirectly (including as a member of a group), controls all or any part thereof; provided, that nothing in this paragraph 6(a) shall prohibit Employee from holding less than two percent (2%) of a class of a corporation's outstanding securities that are listed on a national securities exchange or traded in the over-the-counter market.

                     (b)  Employee acknowledges that by his employment he will be in a confidential relationship with the Corporation and will have access to confidential information and trade secrets of the Corporation, its subsidiaries and affiliates (collectively, the "Confidential Information"). Confidential Information includes, but is not limited to, customer and client lists, financial information, price lists, marketing and sales strategies and procedures, computer programs, databases and software, supplier, vendor and service information, personnel information, operating procedures and techniques, business plans and systems, and all other records, files, and information in respect of the Corporation. During the Employment Term and thereafter, Employee shall maintain the strictest confidentiality of all Confidential Information and shall not use or permit the use of, or disclose, discuss, communicate or transmit or permit the disclosure, discussion, communication or transmission of, any Confidential Information. This paragraph 6(b) shall not apply to (i) information that, by means other than Employee's direct or indirect disclosure, becomes generally known to the public, or (ii) information the disclosure of which is compelled by law (including judicial or administrative proceedings and legal process). In that connection, in the event that Employee is requested or required (by oral question, interrogatories, requests for information or documents, subpoenas, civil investigative demand or other legal process) to disclose any Confidential Information, Employee agrees to provide the Corporation with prompt written notice of such request or requirement so that the Corporation may seek an appropriate protective order or relief therefrom or may waive the requirements or this paragraph 6(b). If, failing the entry of a protective order or the receipt of a waiver hereunder, Employee is, in the opinion of counsel, compelled to disclose Confidential Information under pain of liability for contempt or other censure or penalty, Employee may disclose such Confidential Information to the extent so required.

                     (c)  In the event of a breach or threatened breach by Employee of any of the provisions of this paragraph 6, the Corporation shall be entitled to an injunction to be issued by any court or tribunal of competent jurisdiction to restrain Employee from committing or continuing any such violation. In any proceeding for an injunction, Employee agrees that his ability to answer in damages shall not be a bar or be interposed as a defense to the granting of a temporary or permanent injunction against him. Employee acknowledges that the Corporation will not have an adequate remedy at law in the event of any breach by him as aforesaid and that the Corporation may suffer irreparable damage and injury in the event of such a breach by him. Nothing contained herein shall be construed as prohibiting the Corporation from pursuing any other remedy or remedies available to the Corporation in respect of such breach or threatened breach.

                     (d)  If any term or provision of this paragraph 6 shall be held invalid or unenforceable because of its duration, geographic scope, or for any other reason, the Corporation and Employee agree that the court making such determination shall have the power to modify such provision, whether by limiting the geographic scope, reducing the duration, or otherwise, to the minimum extent necessary to make such term or provision valid and enforceable, and such term or provision shall be enforceable in such modified form.

                     (e)  Within three calendar days of the expiration or termination of the Employment Term or this Agreement, Employee shall resign as a director of the Corporation.

                     (f)  The provisions of this paragraph 6 shall survive the termination of this Agreement and the Employment Term.

                    7.   Employee's Representations.

                     (a)  Employee represents and warrants that he has full authority and legal capacity to execute and deliver this Agreement and perform his duties and obligations hereunder and is not under any contractual, legal or other restraint or prohibition that would restrict, prohibit or prevent Employee from performing this Agreement and his duties and obligations hereunder.

                     (b)  Employee acknowledges that he is free to seek advice from independent counsel with respect to this Agreement. Employee has obtained such advice and is not relying on any representation or advice from the Corporation or any of its officers, directors, attorneys, or other representatives regarding this Agreement, its contents or effect.

                    8.   Assignability.

                    This Agreement may not be assigned by Employee or the Corporation without the prior written consent of the other party. Subject to the foregoing, all of its terms and conditions shall be binding upon and inure to the benefit of Employee and his heirs, executors, administrators, legal representatives and assigns and the Corporation and its successors and assigns.

                    9.   Notices.

                    Except as otherwise expressly provided, any notice, request, demand or other communication permitted or required to be given under this Agreement shall be in writing, shall be sent by one of the following means to Employee at his address set forth on the first page of this Agreement and to the Corporation at its address set forth on the first page of this Agreement, Attention: Mr. John A. Tulin, President, (or to such other address as shall be designated hereunder by notice to the other parties and persons receiving copies, effective upon actual receipt) and shall be deemed conclusively to have been given: (a) on the first business day following the day timely deposited for overnight delivery with Federal Express (or other equivalent national overnight courier service) or United States Express Mail, with the cost of delivery prepaid or for the account of the sender; (b) on the fifth business day following the day duly sent by certified or registered United States mail, postage prepaid and return receipt requested; or (c) when otherwise actually received by the addressee on a business day (or on the next business day if received after the close of normal business hours or on any non-business day). A copy of each notice, request, demand or other communication given to the Corporation by Employee shall be given to William D. Freedman, Esq., Parker Chapin, LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174. A copy of each notice, request, demand or other communication given to Employee by the Corporation shall be given to Joel W. Walker, Esq., Breslow & Walker, LLP, 767 Third Avenue, New York, New York 10017.

                    10.  No Waiver by Action, Cumulative Rights, Etc.

                    Any waiver or consent from either party respecting any term or provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of either party at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to, any term or provision of this Agreement in no manner shall affect that party's right at a later time to enforce any such term or provision.

                    11.  Interpretation, Headings.

                    The parties acknowledge and agree that the terms and provisions of this Agreement have been negotiated, shall be construed fairly as to all parties hereto, and shall not be construed in favor of or against any party. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                    12.  Severability.

                    The invalidity or unenforceability of any provision of this Agreement shall not affect, impair or invalidate any other provision of this Agreement.

                    13.  Counterparts; New York Governing Law; Amendments, Entire Agreement.

                    This Agreement may be executed in two counterpart copies, each of which may be executed by one of the parties hereto, but both of which, when taken together, shall constitute a single agreement binding upon the parties hereto. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws (or any other principles or laws that would make the laws of any jurisdiction other than the State of New York applicable hereto). Each and every modification and amendment of this Agreement shall be in writing and signed by the parties hereto, and any waiver of, or consent to any departure from, any term or provision of this Agreement shall be in writing and signed by the party granting the waiver or consent. This Agreement contains the entire agreement of the parties and supersedes all prior representations, agreements and understandings, oral or otherwise, between the parties with respect to the matters contained herein.

                    IN WITNESS WHEREOF, the Corporation and Employee have signed this Agreement on the date set forth on the first page of this Agreement.

SWANK, INC.

By: /s/ John Tulin
John Tulin, President

/s/ Eric P. Luft
Eric P. L Luft